December 30, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Acadian Emerging
Markets Debt Fund and the Acadian Emerging Markets
Portfolio (copy attached), which we understand will be filed with the Securities and Exchange
Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of the Emerging Markets Debt
Fund and the Acadian Emerging Markets Portfolio dated October 31, 2013. We agree with the statements concerning our Firm in such Form N-SAR under the heading Change in Independent Registered
Public Accounting Firm.


Very truly yours,


PricewaterhouseCoopers LLP
Philadelphia, PA
































Change Of Independent Registered Public Accounting
Firm

The Funds have selected Deloitte & Touche LLP
(Deloitte) to serve as the Funds
independent registered public accounting firm for the Funds fiscal year ended October
31, 2013. The decision to select Deloitte was recommended by the Funds Audit
Committee on November 13, 2012 and was approved by the Funds Board of Trustees on November 13-14, 2012. During the Funds fiscal years ended October 31, 2011 and
October 31, 2012, neither the Funds, their portfolios, nor anyone on their behalf, consulted with Deloitte on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation SK) or reportable events (as described in paragraph
(a)(1)(iv) of said Item 304). The
selection of Deloitte does not reflect any disagreements with or dissatisfaction by the Funds or the Funds Board of Trustees with the performance of the Funds prior independent registered public accounting firm,
PricewaterhouseCoopers LLP (PwC).
The decision not to renew the engagement of PwC, effective upon its completion of its audit for the fiscal year ended October 31, 2012, and to select Deloitte was recommended by the Funds Audit Committee and approved by the Funds Board of Trustees. PwCs report on the Funds financial statements for the fiscal years ended October 31, 2011 and October 31, 2012 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds fiscal years ended October 31, 2011 and October 31, 2012 (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

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